FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                   Commission File Number 001-16763
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                           Allied First Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

  387 Shuman Boulevard, Suite 290 E, Naperville, Illinois 60563; (630) 778-7700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                       None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)        [x]           Rule 12h-3(b)(1)(i)        [ ]
     Rule 12g-4(a)(1)(ii)       [ ]           Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)        [ ]           Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)       [ ]           Rule 12h-3(b)(2)(ii)       [ ]
                                              Rule 15d-6                 [ ]


     Approximate number of holders of record as of the certification or notice date: 198
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Allied First Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 11, 2005                By: /s/ Richard S. Garabedian
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                                        Richard S. Garabedian
                                        Counsel for Allied First Bancorp, Inc.